Exhibit 99.1

Mercantile Bank Corporation Announces Robust Third Quarter 2022 Results

Significant increase in net interest income, solid loan growth, and ongoing strength in asset quality metrics highlight quarter

GRAND RAPIDS, Mich., October 18, 2022 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $16.0 million, or $1.01 per diluted share, for the third quarter of 2022, compared with net income of $15.1 million, or $0.95 per diluted share, for the respective prior-year period. Net income during the first nine months of 2022 totaled $39.3 million, or $2.48 per diluted share, compared to $47.4 million, or $2.95 per diluted share, during the first nine months of 2021.

“We are very pleased with our third quarter operating results,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Substantial growth in net interest income, primarily reflecting an improved net interest margin, continued loan growth, increases in certain key fee income categories and a manageable overhead cost structure, have more than offset a significantly reduced level of mortgage banking income stemming from unfavorable market conditions. Our continuing efforts to meet the credit needs of existing clients and attract new loan relationships, while adhering to our underwriting standards, have been successful as evidenced by the significant growth in commercial loans and residential mortgage loans and persistent strength in asset quality metrics. We take pride in our role as a trusted consultant and assisting our customers in dealing with the challenges posed by the current economic environment and associated operating conditions, including elevated inflation levels, supply chain disruptions, increasing interest rates, and staffing issues.”

Third quarter highlights include:

●	Significant increase in net interest income reflecting net interest margin expansion and loan growth
●	Notable increases in several key fee income categories
●	Substantial commercial loan and residential mortgage loan growth
●	Sustained strength in commercial loan pipeline
●	Ongoing low level of nonperforming assets, no loan charge-offs, and no loans placed on nonaccrual status
●	Strong capital position

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $49.6 million during the third quarter of 2022, compared to $46.7 million during the prior-year third quarter. Net interest income during the current-year third quarter was $42.4 million, up $11.3 million, or approximately 36 percent, from $31.1 million during the respective 2021 period, reflecting continued earning asset growth and net interest margin expansion. Noninterest income totaled $7.3 million during the third quarter of 2022, down from $15.6 million during the third quarter of 2021 mainly due to decreased mortgage banking income and interest rate swap income, which more than offset noteworthy increases in several key fee income categories.

The net interest margin was 3.56 percent in the third quarter of 2022, up from 2.88 percent in the second quarter of 2022 and 2.71 percent in the prior-year third quarter. The yield on average earning assets was 4.04 percent during the current-year third quarter, up from 3.32 percent during the second quarter of 2022 and 3.13 percent during the third quarter of 2021. The increased yield on average earning assets primarily resulted from a higher yield on loans, a change in earning asset mix, comprised of a decrease in lower-yielding interest-earning deposits and an increase in higher-yielding loans as a percentage of earning assets, and an increased yield on other interest-earning assets. The yield on loans was 4.56 percent during the third quarter of 2022, up from 3.97 percent during the second quarter of 2022 and 4.07 percent during the prior-year third quarter mainly due to higher interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee (“FOMC”) significantly raising the targeted federal funds rate in an effort to curb elevated inflation levels. The FOMC increased the targeted federal funds rate by 300 basis points during the period of March 2022 through September 2022. The increase in loan yield during the third quarter of 2022 compared to the respective 2021 period was achieved despite a significant reduction in Paycheck Protection Program net loan fee accretion. As of September 30, 2022, approximately 64 percent of the commercial loan portfolio consisted of variable-rate loans.

The cost of funds was 0.48 percent in the third quarter of 2022, up from 0.42 percent in the prior-year third quarter primarily due to higher costs of trust preferred securities and deposits, reflecting the impact of the rising interest rate environment, and the issuance of $90.0 million in subordinated notes in December of 2021 and January of 2022. Subordinated note issuance proceeds of $85.0 million were injected into Mercantile Bank as an increase to equity capital to support anticipated loan growth. The cost of funds during the current-year third quarter increased slightly from the second quarter of 2022.

The persistence of a significant volume of excess on-balance sheet liquidity, which initially surfaced in the second quarter of 2020 as a result of the COVID-19 environment, negatively impacted the yield on average earning assets by 10 basis points and 51 basis points during the third quarters of 2022 and 2021, respectively, and the net interest margin by 7 basis points and 44 basis points during the respective periods. The excess funds, consisting almost entirely of low-yielding deposits with the Federal Reserve Bank of Chicago, are mainly a product of local deposit growth and Paycheck Protection Program loan forgiveness activities.

Mercantile recorded a provision for credit losses of $2.9 million during the third quarter of 2022, compared to a provision expense of $1.9 million during the third quarter of 2021. The provision expense recorded during the current-year third quarter mainly reflected allocations necessitated by commercial loan and residential mortgage loan growth, an increased specific reserve for a distressed commercial loan relationship, and a decline in forecasted economic conditions. The provision expense recorded during the prior-year third quarter primarily reflected allocations associated with commercial loan growth. Mercantile’s adoption of Accounting Standards Update No. 2016-13, Measurement of Credit Losses on Financial Instruments, on January 1, 2022, resulted in a $0.4 million one-time reduction to the allowance for credit losses.

Noninterest income during the third quarter of 2022 was $7.3 million, compared to $15.6 million during the respective 2021 period. The lower level of noninterest income almost entirely stemmed from decreased mortgage banking income and interest rate swap income, which more than offset growth in several key fee income revenue streams, including service charges on accounts, credit and debit card income, and payroll servicing fees. Ongoing strength in purchase residential mortgage loan originations during the third quarter of 2022 partially mitigated the negative impacts of higher interest rates, lower refinance activity, a reduced sold percentage, and a decreased gain on sale rate on mortgage banking income during the period when compared to the prior-year third quarter. The residential mortgage loan sold percentage declined from approximately 69 percent during the third quarter of 2021 to about 36 percent during the current-year third quarter, in large part reflecting customers’ preferences for adjustable-rate loans in the current interest rate environment and construction loans representing a higher percentage of overall mortgage loan production.

Noninterest expense totaled $26.8 million during the third quarter of 2022, compared to $26.2 million during the prior-year third quarter. The slight growth in noninterest expense mainly resulted from increased salary costs, reflecting a larger bonus accrual and annual employee merit pay increases, which more than offset higher residential mortgage loan deferred salary costs as well as decreased residential mortgage lender commissions and associated incentives.

Mr. Kaminski commented, “Our net interest income increased substantially during the third quarter and first nine months of 2022 as a result of net interest margin expansion and loan growth, and we believe our balance sheet structure will provide for additional growth in net interest income in future periods as the FOMC is expected to continue to raise interest rates in an effort to curb inflation. We are pleased that the increase in net interest income, coupled with loan growth and increases in several key fee income categories, have outweighed the significant reduction in mortgage banking income resulting from various headwinds, including higher residential mortgage loan interest rates and the associated lower level of refinance activity. We remain focused on growing in a disciplined manner and are continually examining our operating costs to help identify further opportunities to augment efficiency.”

Balance Sheet

As of September 30, 2022, total assets were $5.02 billion, down $241 million from December 31, 2021. Total loans increased $427 million during the first nine months of 2022, reflecting growth in core commercial loans of $232 million and residential mortgage loans of $233 million, which more than offset a reduction in Paycheck Protection Program loans of $37.5 million. Core commercial loans and residential mortgage loans grew $73.6 million and $81.8 million, respectively, during the third quarter of 2022. The increases in core commercial loans during the third quarter and first nine months of 2022 equated to annualized growth rates of nearly 10 percent and 11 percent, respectively. As of September 30, 2022, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are anticipated to be largely funded over the next 12 months, totaled $169 million and $84.0 million, respectively. Interest-earning deposits decreased $695 million during the first nine months of 2022 as excess overnight funds were used to fund loan growth and wholesale fund maturities, as well as securities purchases. In addition, a customer’s withdrawal of a majority of funds that were deposited in late 2021 following the sale of a business, as well as other fund withdrawals by customers to make routine tax payments, contributed to the reduced level of interest-earning deposits.

Ray Reitsma, President of Mercantile Bank, noted, “Our ongoing efforts to expand the loan portfolio were once again successful and provided for solid growth in commercial loans and residential mortgage loans during the third quarter of 2022. The growth in commercial loans during the third quarter and first nine months of 2022 occurred in spite of payoffs of certain larger relationships aggregating approximately $34 million and $158 million during the respective timeframes. The payoffs stemmed from customers’ sales of businesses and assets and the refinancing of debt with U.S. government agencies, with about $27 million of the payoffs during the year-to-date period being related to customers that were enduring financial difficulties. Increases in commercial and industrial loans represented approximately one-third and one-half of the growth in commercial loans during the third quarter and first nine months of the current year, respectively, affording our sales team additional opportunities to market treasury management products and enhance commercial banking-related income. We are pleased with the level of residential mortgage loan production, especially when considering the ongoing headwinds that have limited market opportunities. We believe the continuing strength of our commercial loan pipeline and solid levels of credit availability on commercial construction and development loans and residential mortgage construction loans provide momentum as we conclude 2022 and head into 2023.”

Commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 59 percent of total commercial loans as of September 30, 2022, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits at September 30, 2022, were $3.85 billion, down $237 million, or 5.8 percent, from December 31, 2021. Local deposits and brokered deposits decreased $213 million and $23.9 million, respectively, during the first nine months of 2022. The decline in local deposits primarily reflected the previously mentioned customer withdrawal of funds and customers’ normal tax payment levels. Wholesale funds were $338 million, or approximately 8 percent of total funds, at September 30, 2022, compared to $398 million, or approximately 9 percent of total funds, at December 31, 2021.

Asset Quality

Nonperforming assets totaled $1.4 million, $2.5 million, and $2.9 million at September 30, 2022, December 31, 2021, and September 30, 2021, respectively, with each dollar amount representing less than 0.1 percent of total assets as of the respective dates. The level of past due loans remains nominal. During the third quarter of 2022, no loan charge-offs were recorded, while recoveries of prior period loan charge-offs were $0.2 million, providing for net loan recoveries of $0.2 million, or an annualized 0.03 percent of average total loans.

Mr. Reitsma commented, “Our unwavering focus on sound loan underwriting has enabled us to once again report strong asset quality metrics. As our borrowers continue to operate in an economic environment full of challenges, including elevated levels of inflation, unfavorable labor market conditions, and ongoing supply chain issues, we remain committed to diligently monitoring our loan portfolio for any signals of deterioration and quickly implementing corrective measures to alleviate the impact of any identified credit weakness on our overall financial condition.”

Capital Position

Shareholders’ equity totaled $416 million as of September 30, 2022, down from $457 million at year-end 2021 mainly due to a $68.7 million increase in the after-tax net unrealized holding loss on securities available for sale resulting from higher market interest rates. Mercantile Bank’s capital position remains “well-capitalized” with a total risk-based capital ratio of 13.4 percent as of September 30, 2022, compared to 13.6 percent at December 31, 2021. At September 30, 2022, Mercantile Bank had approximately $150 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 15,866,243 total shares outstanding at September 30, 2022.

Mr. Kaminski concluded, “Our sustained financial strength has allowed us to continue our regular cash dividend program and provide shareholders with competitive returns on their investments while supporting the ongoing growth in our loan portfolio. In light of our strong overall financial condition, including solid capital levels, outstanding asset quality metrics, robust operating performance, including the possibility of augmenting net interest income from probable further FOMC rate hikes, and considerable loan origination opportunities, we believe we are well positioned to withstand the negative impacts associated with a likely weakened economic environment. We remain focused on being a consistent and profitable performer.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced third quarter 2022 conference call on Tuesday, October 18, 2022, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank. Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $5.0 billion and operates 46 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.” For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram and Twitter @MercBank and on LinkedIn at www.linkedin.com/company/merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates; significant declines in the value of commercial real estate; market volatility; demand for products and services; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the method of determining Libor and the phase-out of Libor; changes in the national and local economies, including the ongoing disruption to financial markets and other economic activity caused by the COVID-19 pandemic and unstable political and economic environments; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2022	2021	2021
ASSETS
Cash and due from banks	$63,105,000	$59,405,000	$83,804,000
Interest-earning deposits	220,909,000	915,755,000	741,557,000
Total cash and cash equivalents	284,014,000	975,160,000	825,361,000

Securities available for sale	582,999,000	592,743,000	559,564,000
Federal Home Loan Bank stock	17,721,000	18,002,000	18,002,000
Mortgage loans held for sale	14,411,000	16,117,000	47,247,000

Loans	3,880,958,000	3,453,459,000	3,313,709,000
Allowance for credit losses	(39,120,000)	(35,363,000)	(37,423,000)
Loans, net	3,841,838,000	3,418,096,000	3,276,286,000

Premises and equipment, net	52,117,000	57,298,000	57,465,000
Bank owned life insurance	75,880,000	75,242,000	72,963,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	741,000	1,351,000	1,589,000
Other assets	97,740,000	54,267,000	56,462,000

Total assets	$5,016,934,000	$5,257,749,000	$4,964,412,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,716,904,000	$1,677,952,000	$1,647,380,000
Interest-bearing	2,129,181,000	2,405,241,000	2,221,611,000
Total deposits	3,846,085,000	4,083,193,000	3,868,991,000

Securities sold under agreements to repurchase	198,605,000	197,463,000	175,850,000
Federal Home Loan Bank advances	338,263,000	374,000,000	394,000,000
Subordinated debentures	48,787,000	48,244,000	48,074,000
Subordinated notes	88,542,000	73,646,000	0
Accrued interest and other liabilities	80,391,000	24,644,000	25,219,000
Total liabilities	4,600,673,000	4,801,190,000	4,512,134,000

SHAREHOLDERS' EQUITY
Common stock	289,219,000	285,752,000	285,033,000
Retained earnings	199,505,000	174,536,000	167,541,000
Accumulated other comprehensive income/(loss)	(72,463,000)	(3,729,000)	(296,000)
Total shareholders' equity	416,261,000	456,559,000	452,278,000

Total liabilities and shareholders' equity	$5,016,934,000	$5,257,749,000	$4,964,412,000

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
INTEREST INCOME
Loans, including fees	$43,807,000	$33,656,000	$113,061,000	$100,430,000
Investment securities	2,702,000	1,941,000	7,496,000	5,375,000
Other interest-earning assets	1,620,000	291,000	3,004,000	642,000
Total interest income	48,129,000	35,888,000	123,561,000	106,447,000

INTEREST EXPENSE
Deposits	2,299,000	2,184,000	5,997,000	7,247,000
Short-term borrowings	53,000	46,000	153,000	122,000
Federal Home Loan Bank advances	1,755,000	2,072,000	5,530,000	6,149,000
Other borrowed money	1,646,000	462,000	4,294,000	1,401,000
Total interest expense	5,753,000	4,764,000	15,974,000	14,919,000

Net interest income	42,376,000	31,124,000	107,587,000	91,528,000

Provision for credit losses	2,900,000	1,900,000	3,500,000	(900,000)

Net interest income after provision for credit losses	39,476,000	29,224,000	104,087,000	92,428,000

NONINTEREST INCOME
Service charges on accounts	1,579,000	1,324,000	4,489,000	3,687,000
Credit and debit card income	2,086,000	1,947,000	6,101,000	5,545,000
Mortgage banking income	1,764,000	6,554,000	6,991,000	23,049,000
Interest rate swap income	566,000	3,938,000	2,347,000	6,086,000
Payroll services	533,000	412,000	1,635,000	1,374,000
Earnings on bank owned life insurance	238,000	298,000	1,310,000	872,000
Gain on sale of branch	0	0	0	1,058,000
Other income	487,000	1,095,000	1,399,000	1,916,000
Total noninterest income	7,253,000	15,568,000	24,272,000	43,587,000

NONINTEREST EXPENSE
Salaries and benefits	16,656,000	15,975,000	47,842,000	47,255,000
Occupancy	2,001,000	2,030,000	6,168,000	6,021,000
Furniture and equipment	953,000	929,000	2,822,000	2,719,000
Data processing costs	3,139,000	2,746,000	9,203,000	8,138,000
Charitable foundation contribution	4,000	0	509,000	0
Other expense	4,003,000	4,530,000	12,896,000	13,386,000
Total noninterest expense	26,756,000	26,210,000	79,440,000	77,519,000

Income before federal income tax expense	19,973,000	18,582,000	48,919,000	58,496,000

Federal income tax expense	3,943,000	3,531,000	9,659,000	11,114,000

Net Income	$16,030,000	$15,051,000	$39,260,000	$47,382,000

Basic earnings per share	$1.01	$0.95	$2.48	$2.95
Diluted earnings per share	$1.01	$0.95	$2.48	$2.95

Average basic shares outstanding	15,861,551	15,859,955	15,850,422	16,084,806
Average diluted shares outstanding	15,861,551	15,860,314	15,850,439	16,085,274

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2022	2022	2022	2021	2021
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2022	2021
EARNINGS
Net interest income	$42,376	34,326	30,885	32,534	31,124	107,587	91,528
Provision for credit losses	$2,900	500	100	(3,400)	1,900	3,500	(900)
Noninterest income	$7,253	7,741	9,277	12,632	15,568	24,272	43,587
Noninterest expense	$26,756	26,942	25,742	33,347	26,210	79,440	77,519
Net income before federal income tax expense	$19,973	14,625	14,320	15,219	18,582	48,919	58,496
Net income	$16,030	11,737	11,492	11,639	15,051	39,260	47,382
Basic earnings per share	$1.01	0.74	0.73	0.74	0.95	2.48	2.95
Diluted earnings per share	$1.01	0.74	0.73	0.74	0.95	2.48	2.95
Average basic shares outstanding	15,861,551	15,848,681	15,840,801	15,696,204	15,859,955	15,850,422	16,084,806
Average diluted shares outstanding	15,861,551	15,848,681	15,841,037	15,696,451	15,860,314	15,850,439	16,085,274

PERFORMANCE RATIOS
Return on average assets	1.27%	0.93%	0.90%	0.92%	1.23%	1.03%	1.34%
Return on average equity	14.79%	10.98%	10.36%	10.15%	13.10%	12.03%	14.12%
Net interest margin (fully tax-equivalent)	3.56%	2.88%	2.57%	2.74%	2.71%	3.00%	2.76%
Efficiency ratio	53.91%	64.05%	64.10%	73.83%	56.13%	60.25%	57.37%
Full-time equivalent employees	635	651	630	627	629	635	629

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.56%	3.97%	3.87%	4.07%	4.07%	4.15%	4.06%
Yield on securities	1.79%	1.68%	1.52%	1.46%	1.46%	1.66%	1.53%
Yield on other interest-earning assets	2.15%	0.76%	0.19%	0.15%	0.16%	0.75%	0.13%
Yield on total earning assets	4.04%	3.32%	2.99%	3.12%	3.13%	3.45%	3.21%
Yield on total assets	3.80%	3.13%	2.82%	2.94%	2.94%	3.25%	3.01%
Cost of deposits	0.24%	0.19%	0.19%	0.19%	0.23%	0.20%	0.26%
Cost of borrowed funds	1.99%	1.90%	1.82%	1.66%	1.67%	1.90%	1.72%
Cost of interest-bearing liabilities	0.81%	0.72%	0.66%	0.63%	0.69%	0.73%	0.75%
Cost of funds (total earning assets)	0.48%	0.44%	0.42%	0.38%	0.42%	0.45%	0.45%
Cost of funds (total assets)	0.45%	0.41%	0.39%	0.36%	0.39%	0.42%	0.42%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$163,902	190,896	168,187	210,228	259,512	522,985	742,011
Purchase mortgage loans originated	$140,898	157,423	101,409	124,557	143,635	399,730	369,640
Refinance mortgage loans originated	$23,004	33,473	66,778	85,671	115,877	123,255	372,371
Total saleable mortgage loans	$59,740	52,328	75,747	129,546	177,837	187,815	513,989
Income on sale of mortgage loans	$1,779	1,751	3,204	6,850	6,659	6,734	23,531

CAPITAL
Tangible equity to tangible assets	7.37%	7.56%	7.53%	7.79%	8.17%	7.37%	8.17%
Tier 1 leverage capital ratio	9.63%	9.31%	9.04%	9.19%	9.33%	9.63%	9.33%
Common equity risk-based capital ratio	9.81%	9.84%	10.02%	10.12%	10.34%	9.81%	10.34%
Tier 1 risk-based capital ratio	10.86%	10.91%	11.13%	11.26%	11.53%	10.86%	11.53%
Total risk-based capital ratio	13.71%	13.78%	14.09%	13.95%	12.47%	13.71%	12.47%
Tier 1 capital	$485,499	473,065	464,396	456,133	448,010	485,499	448,010
Tier 1 plus tier 2 capital	$613,161	597,495	587,976	565,143	484,594	613,161	484,594
Total risk-weighted assets	$4,471,939	4,337,040	4,173,590	4,051,253	3,884,999	4,471,939	3,884,999
Book value per common share	$26.24	27.05	27.55	28.82	28.78	26.24	28.78
Tangible book value per common share	$23.07	23.87	24.36	25.61	25.53	23.07	25.53
Cash dividend per common share	$0.32	0.31	0.31	0.30	0.30	0.94	0.88

ASSET QUALITY
Gross loan charge-offs	$0	15	205	179	744	220	865
Recoveries	$246	336	294	1,519	354	876	1,221
Net loan charge-offs (recoveries)	$(246)	(321)	(89)	(1,340)	390	(656)	(356)
Net loan charge-offs to average loans	(0.03% )	(0.04% )	(0.01% )	(0.16% )	0.05%	(0.02% )	(0.01% )
Allowance for credit losses	$39,120	35,974	35,153	35,363	37,423	39,120	37,423
Allowance to loans	1.01%	0.97%	0.99%	1.02%	1.13%	1.01%	1.13%
Nonperforming loans	$1,416	1,787	1,612	2,468	2,766	1,416	2,766
Other real estate/repossessed assets	$0	0	0	0	111	0	111
Nonperforming loans to total loans	0.04%	0.05%	0.05%	0.07%	0.08%	0.04%	0.08%
Nonperforming assets to total assets	0.03%	0.04%	0.03%	0.05%	0.06%	0.03%	0.06%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$30	30	31	32	33	30	33
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$1,138	1,508	1,579	1,768	2,063	1,138	2,063
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$0	0	0	0	100	0	100
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$248	248	0	662	673	248	673
Consumer assets	$0	1	2	6	8	0	8
Total nonperforming assets	1,416	1,787	1,612	2,468	2,877	1,416	2,877

NONPERFORMING ASSETS - RECON
Beginning balance	$1,787	1,612	2,468	2,877	3,150	2,468	4,085
Additions	$0	309	93	218	361	402	999
Return to performing status	$(160)	0	(213)	0	(50)	(373)	(165)
Principal payments	$(211)	(134)	(641)	(377)	(291)	(986)	(1,334)
Sale proceeds	$0	0	0	(111)	(209)	0	(286)
Loan charge-offs	$0	0	(95)	(139)	0	(95)	(88)
Valuation write-downs	$0	0	0	0	(84)	0	(334)
Ending balance	$1,416	1,787	1,612	2,468	2,877	1,416	2,877

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,213,630	1,187,650	1,153,814	1,137,419	1,074,394	1,213,630	1,074,394
Land development & construction	$60,970	57,808	52,693	43,240	38,380	60,970	38,380
Owner occupied comm'l R/E	$643,577	598,593	582,732	565,758	551,762	643,577	551,762
Non-owner occupied comm'l R/E	$1,002,638	1,003,118	1,007,361	1,027,415	998,697	1,002,638	998,697
Multi-family & residential rental	$224,247	224,591	207,962	176,593	179,126	224,247	179,126
Total commercial	$3,145,062	3,071,760	3,004,562	2,950,425	2,842,359	3,145,062	2,842,359
Retail:
1-4 family mortgages	$705,442	623,599	522,556	442,546	411,618	705,442	411,618
Home equity & other consumer	$30,454	28,441	28,672	60,488	59,732	30,454	59,732
Total retail	$735,896	652,040	551,228	503,034	471,350	735,896	471,350
Total loans	$3,880,958	3,723,800	3,555,790	3,453,459	3,313,709	3,880,958	3,313,709

END OF PERIOD BALANCES
Loans	$3,880,958	3,723,800	3,555,790	3,453,459	3,313,709	3,880,958	3,313,709
Securities	$600,720	621,359	623,382	610,745	577,566	600,720	577,566
Other interest-earning assets	$220,909	389,938	698,724	915,755	741,557	220,909	741,557
Total earning assets (before allowance)	$4,702,587	4,735,097	4,877,896	4,979,959	4,632,832	4,702,587	4,632,832
Total assets	$5,016,934	5,058,555	5,175,899	5,257,749	4,964,412	5,016,934	4,964,412
Noninterest-bearing deposits	$1,716,904	1,740,432	1,686,203	1,677,952	1,647,380	1,716,904	1,647,380
Interest-bearing deposits	$2,129,181	2,133,461	2,290,048	2,405,241	2,221,611	2,129,181	2,221,611
Total deposits	$3,846,085	3,873,893	3,976,251	4,083,193	3,868,991	3,846,085	3,868,991
Total borrowed funds	$675,332	703,809	724,578	694,588	619,441	675,332	619,441
Total interest-bearing liabilities	$2,804,513	2,837,270	3,014,626	3,099,829	2,841,052	2,804,513	2,841,052
Shareholders' equity	$416,261	428,983	436,471	456,559	452,278	416,261	452,278

AVERAGE BALANCES
Loans	$3,814,338	3,633,587	3,484,511	3,373,551	3,276,863	3,645,353	3,308,119
Securities	$618,043	615,733	613,317	600,852	547,336	615,715	484,020
Other interest-earning assets	$294,969	530,571	784,193	738,328	733,801	534,786	648,780
Total earning assets (before allowance)	$4,727,350	4,779,891	4,882,021	4,712,731	4,558,000	4,795,854	4,440,919
Total assets	$5,025,998	5,077,458	5,168,562	5,010,786	4,856,611	5,090,150	4,730,482
Noninterest-bearing deposits	$1,723,609	1,706,349	1,625,453	1,708,052	1,641,158	1,685,497	1,590,969
Interest-bearing deposits	$2,144,047	2,201,797	2,364,437	2,194,644	2,125,920	2,235,952	2,076,221
Total deposits	$3,867,656	3,908,146	3,989,890	3,902,696	3,767,078	3,921,449	3,667,190
Total borrowed funds	$689,091	705,774	707,478	632,036	614,061	700,713	595,105
Total interest-bearing liabilities	$2,833,138	2,907,571	3,071,915	2,826,680	2,739,981	2,936,665	2,671,326
Shareholders' equity	$430,093	428,873	449,863	455,084	455,902	436,204	448,516